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                                                             EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                             TO AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                VALUECLICK, INC.


                  ValueClick, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: The original Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of Delaware on October 9, 1998.

                  SECOND: The Amended and Restated Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of Delaware on October 8, 1999.

                  THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ValueClick, Inc. has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the corporation.

                  FOURTH: The Amended and Restated Certificate of Incorporation of ValueClick, Inc. is hereby amended by deleting Article V, Section D in its entirety and by substituting in lieu thereof the following:

                  D. REVERSE STOCK SPLIT. Effective immediately upon the filing (the "Effective Time") of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, there shall occur a one for two reverse split of the Common Stock of the Corporation without further action by the Corporation or any of the stockholders thereof, pursuant to which each two (2) outstanding shares of Common Stock shall be converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued upon the Reverse Stock Split. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all such shares of capital stock, to which such holder is entitled), the Corporation shall pay such holder such amount in cash as such fractional share represents based on the fair market value of the Common Stock as of the date of filing. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Amended and Restated Certificate of Incorporation shall represent such number of new shares as split and converted following the filing hereof. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as

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                  practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid.


                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation this 28th day of March 2000 and certifies under penalties of perjury that this Certificate of Amendment is the act and deed of the Corporation and that the statements herein are true.



By /s/ KURT A JOHNSON
   --------------------------
   Kurt A. Johnson, Secretary



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